Exhibit 99.1

EMPIRE ENERGY CORPORATION INTERNATIONAL

Leawood, Kansas, USA

EMPIRE ENERGY ANNOUNCES ITS BOARD REACHES AGREEMENT ON CONDITIONS PRECEDENT TO ANY BOARD RESIGNATIONS

Tuesday February 19, 2008 - 10 a.m. CST

LEAWOOD, Kan.—(BUSINESS WIRE)— Empire Energy Corporation International (OTCBB: EEGC—NEWS; the “Company”) announced today that they have reached Agreements with Michael Roberts and S.A. Sehsuvaroglu regarding the conditions and timing of their resignation of positions with Empire.

The timing is conditioned upon milestones which are consistent with the current 2008 drilling program capital raising effort currently being undertaken. The resignation Agreements clear the way for any capital commitment and to define the cost and terms of severance for potential investors. The board believes this Agreement will enhance ongoing discussions with strategic investors and is beneficial to all shareholders.

The Company recently announced the mobilization of a Hunt drilling rig from Adelaide, Australia to Tasmania. The rig is expected to arrive in northern part of Empire Energy’s licensed area in approximately 45 days. It is anticipated that soon thereafter, spudding will commence on this first well of an eight well program.

In connection with this anticipated development, important additions have been made to our management team on the ground in Tasmania. Duncan New has been appointed to the position of Drilling Manager. Mr. New has been awarded an honors degree from Adelaide University and has 28 years experience as a geologist and drilling engineer in the oil industry. He has been involved in planning and supervising drilling operations throughout Australia, Malaysia, Papua New Guinea, and New Zealand. Mr. News’s expertise in both geology and drilling will be a great asset to Empire Energy’s on-going drilling program.

Phil Simpson has been appointed as Executive Director of Great South Land Minerals (GSLM) because of his expertise in corporate finance and logistics. He is also to act as a liaison between the local landowners and the Company. Mr. Simpson has 30 years experience in fisheries and agribusiness management and is a consultant to leading banks and superannuation funds. He is also a member in good standing of The Australian Institute of Company Directors (AICD).

Dr. Clive Burrett, GSLM Managing Director stated: “It is a great benefit to Empire Energy and Great South Land Minerals to have someone of Duncan New’s expertise and experience joining our team. When we consider this significant personnel addition along with CFO Graham Roger’s 30 years of accounting and financial work in the banking and energy sectors, combined with Phil Simpson’s 30 years in financial logistics and agribusiness management, and include my 37 years of geological experience into the mix; it means that we have created a very strong executive team focused on bringing the Tasmanian oil and gas basin into production. I could not be more enthusiastic because it is my opinion that we have now taken several positive steps to position the Company on a path towards ultimate success.”

The company would also like to emphasize that it is pleased to be working with Hunt Energy, a well-respected Australian oil drilling company that since 1990 has completed approximately 100 holes in several different basins throughout Australia. Hunt’s managing director, Mr. Larry Werecky, has in excess of 40 years drilling experience. He has had successful working relationships with major oil companies and drilling contractors in Australia and overseas. Mr. Werecky added, “this is an exciting and challenging project and we are honored that our team was chosen by Empire Energy to drill one of the last frontier petroleum basins in the world.”

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

For further information please contact:

Mr. John C. Garrison, Director

Empire Energy Corporation International

Tel:	1 (913) 663 2310
Fax:	1 (913) 663 2239

john.garrison@empireenergy.com

Note: The information presented in this press release contains forward looking statements which are based on the current expectations of the management of Empire Energy Corporation Int’l only, and actual results may differ materially. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.